Exhibit 99.1

Investor Relations inquiries: Jerome Holland Matson, Inc. 510.628.4021 jholland@matson.com	Media inquiries: Jeff S. Hull Matson, Inc. 510.628.4534 jhull@matson.com

Matson and the State of Hawaii Reach Settlement on Molasses Incident of 2013

HONOLULU, July 29, 2015 — Matson, Inc. (“Matson” or the “Company”) (NYSE: MATX), a leading U.S. carrier in the Pacific, announced that a settlement has been reached with the State of Hawaii to resolve all civil, criminal and administrative claims that the State could have had arising from the discharge of molasses into Honolulu Harbor in September 2013.  Matson will pay $5.9 million to the State as compensation for damaged coral and lost fish, as well as the State’s response and other costs.  As part of the settlement, Matson has terminated its molasses operations in Honolulu and has committed to remove the molasses risers and tanks at Sand Island terminal at an estimated cost of between $5.5 million and $9.5 million bringing the total cost to Matson of between $11.4 million and $15.4 million.  Matson will record an $11.4 million charge in its second quarter results which will be released on August 4, 2015.

As committed in 2013, Matson also is releasing a report detailing its investigation of the incident, the resulting impact to aquatic life and the settlement of legal claims.  The report will be posted on Matson’s website later today in the news release section.

“Environmental stewardship is a core value in our company, so this event was a blow to all of us at Matson,” said Matt Cox, president and CEO.  “We can’t take back what happened, but we’ve done our best to make it right.”

About Matson

Founded in 1882, Matson is a leading U.S. carrier in the Pacific. Matson provides a vital lifeline to the economies of Hawaii, Alaska, Guam, Micronesia and select South Pacific islands, and operates a premium, expedited service from China to Southern California. The Company’s fleet of 25 vessels includes containerships, combination container and roll-on/roll-off ships and custom-designed barges. Matson Logistics, established in 1987, extends the geographic reach of Matson’s transportation network throughout the continental U.S. Its integrated, asset-light logistics services include rail intermodal, highway brokerage and warehousing.  Additional information about Matson, Inc. is available at www.matson.com.